SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	July 26, 2002

NRG Northeast Generating LLC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

333-42638	41-1937472

(Commission File Number)	(IRS Employer Identification No.)

901 Marquette Avenue, Suite 2300	Minneapolis, MN 55402

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	612-373-5300

(Former name or former address, if changed since last report)

Item 5. Other Events
SIGNATURES

Item 5. Other Events

On July 26, 2002, Standard & Poor’s Rating Services announced it had lowered NRG Energy’s corporate credit rating to BB. The secured NRG Northeast Generating LLC bonds were lowered to BB. The senior unsecured bonds of NRG Energy were lowered to B-plus. All of the NRG Energy debt issues and the corporate credit rating were placed on “credit watch” with negative implications. Standard & Poor’s ratings are not a recommendation to buy, sell or hold securities, and each rating should be evaluated independently of any other rating.

On July 29, 2002, Moody’s Investor Service lowered the senior unsecured debt rating of NRG Energy from Baa3 to B1 and assigned a Senior Implied rating of Ba3 to NRG Energy. NRG Energy subsidiaries, including NRG Northeast Generating, NRG South Central Generating LLC and LSP Energy Limited Partnership, were placed under review for possible downgrade. Moody’s ratings are not a recommendation to buy, sell or hold securities, and each rating should be evaluated independently of any other rating.

In July 2002, NRG Energy reached a tentative agreement with Connecticut Light & Power (CL&P) that would result in increased compensation to NRG Energy, a supplier of CL&P’s wholesale supply agreement. CL&P filed an emergency petition with the Connecticut Department of Public Utility Control (DPUC) asking for approval of a shift of wholesale supply agreement revenues, effective August 1, 2002, through December 31, 2003, that would reallocate 0.7 cents per kilowatt-hour in the wholesale price paid to existing suppliers. On July 26, 2002, the DPUC denied the request of CL&P for an emergency letter ruling. NRG Energy expects to continue negotiations with the ISO New England under Federal Energy Regulatory Commission guidance for receipt of reliability payments for critical generating units in southwest Connecticut.

This Current Report on Form 8-K includes forward-looking statements that are subject to certain risks, uncertainties and assumptions. Such forward-looking statements are intended to be indentified in this document by the words “anticipate,” “estimate,” “expect,” “guidance,” “projected,” “objective,” “outlook,” “possible,” “potential” and similar expressions. Actual results may vary materially. Factors that could cause actual results to differ materially include, but are not limited to: general economic conditions, including their impact on capital expenditures; business conditions in the energy industry; competitive factors; unusual weather; changes in federal or state legislation; regulation, and the other risk factors listed from time to time by NRG Northeast Generating in reports filed with the Securities and Exchange Commission (SEC).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NRG Northeast Generating LLC (Registrant)

	By	/s/ RICHARD C. KELLY

Richard C. Kelly President
Dated: July 31, 2002